                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                ALZA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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         -----------------------------------------------------------------------
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     (3) Per unit price or other underlying value of transaction computed
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
                                     [LOGO]

                                ALZA CORPORATION

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD MAY 8, 1997 AT 9:00 AM

To the Stockholders of ALZA Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALZA Corporation will be held at 950 Page Mill Road, Palo Alto, California, on Thursday, May 8, 1997 at 9:00 am, for the following purposes:

    1. To elect three Class I directors to hold office for a term ending in 2000 and until their successors are elected;

    2. To increase by 3,000,000 shares the number of shares of Common Stock reserved for issuance under ALZA's Amended and Restated Stock Plan;

    3. To ratify the appointment of Ernst & Young LLP as ALZA's independent auditors for the fiscal year ended December 31, 1997; and

    4. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

    Only holders of record of ALZA's Common Stock at the close of business on March 17, 1997 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN
                                          SECRETARY

Palo Alto, California
March 27, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                                ALZA CORPORATION

                                PROXY STATEMENT

                             ---------------------

To the Stockholders of ALZA Corporation:

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of ALZA Corporation ("ALZA" or the "Company"), a Delaware corporation, for use at ALZA's 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 am on Thursday, May 8, 1997 at ALZA's headquarters located at 950 Page Mill Road, Palo Alto, California 94304; telephone number (415) 494-5000.

    Only holders of record of ALZA's Common Stock as of the close of business on March 17, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, ALZA had outstanding 84,912,721 shares of its Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held.

    Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of ALZA, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

    Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. However, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not the proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    This Proxy Statement and the accompanying proxy card are being mailed to ALZA stockholders on or about March 27, 1997. Directors, officers and other employees of ALZA may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by ALZA.

                             ELECTION OF DIRECTORS

    ALZA's Certificate of Incorporation provides for three classes of directors:
Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three-year term. In accordance with the Certificate of Incorporation, Class I directors are to be elected at the 1997 annual meeting, Class II directors are to be elected at the 1998 annual meeting and Class III directors are to be elected at the 1999 annual meeting.

NOMINEES

    Three Class I directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 2000 and until his successor has been elected and qualified, or until his earlier death, resignation or removal. The current Class I directors are Dr. William R. Brody, Mr. William G. Davis and Mr. Julian N. Stern. Dr. Brody joined the Board on August 13, 1996, after the Board amended ALZA's Bylaws, effective as of that date, to increase the number of directors constituting the Board from seven to nine directors. On that same date, Ms. Denise M. O'Leary was appointed a Class II director.

    The nominees for election at the Annual Meeting are Dr. Brody, Mr. Davis and Mr. Stern. Each of the nominees presently is a director of ALZA. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of all nominees unless marked to the contrary. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, three directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first, second and third highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

    The following table provides the names of the nominees for election as directors, and of each other director, and indicates the periods during which such persons have served as directors of ALZA.

                                                                                     DIRECTOR
                                                                                   CONTINUOUSLY
NAME AND POSITIONS WITH ALZA IN ADDITION TO DIRECTOR                                   SINCE
--------------------------------------------------------------------------------  ---------------

NOMINEES (CLASS I DIRECTORS)

Dr. William R. Brody............................................................          1996
William G. Davis................................................................          1989
Julian N. Stern.................................................................          1982
  Secretary

INCUMBENTS

CLASS II DIRECTORS

Dr. Robert J. Glaser............................................................          1987
Dean O. Morton..................................................................          1987
Denise M. O'Leary...............................................................          1996

CLASS III DIRECTORS

Dr. Ernest Mario................................................................          1993
  Co-Chairman and Chief Executive Officer
Isaac Stein.....................................................................          1987
Dr. Alejandro Zaffaroni.........................................................          1968
  Co-Chairman and Founder

BUSINESS EXPERIENCE OF DIRECTORS

    NOMINEES (CLASS I DIRECTORS)

    Dr. William R. Brody, 53, has been the President of The Johns Hopkins University since 1996. Prior to assuming that position, Dr. Brody was the provost of the University of Minnesota Academic Health Center from 1994 to 1996 and the Martin Donner Professor and Director of the Department of Radiology at The John Hopkins University from 1987 to 1994. Dr. Brody is a director of Mercantile Bank.

    William G. Davis, 65, is an independent business consultant. Prior to his retirement from Eli Lilly & Company in 1984, Mr. Davis held various senior executive positions during his 27-year tenure with that company. Mr. Davis is a director of Collagen Corporation, Endosonics Corporation, Target Therapeutics, Inc. and CardioVascular Dynamics, Inc.

    Julian N. Stern, 72, has been Secretary of ALZA since 1968. He is the sole employee of a professional corporation that is a member of the law firm of Heller Ehrman White & McAuliffe.

INCUMBENTS

    CLASS II DIRECTORS

    Dr. Robert J. Glaser, 78, has been the Director for Medical Science of the Lucille P. Markey Charitable Trust, a philanthropic foundation supporting basic biomedical research, since 1984, and a trustee since 1988. Prior to that time he was President, Chief Executive Officer and a trustee of the Henry J. Kaiser Family Foundation. Dr. Glaser is a director of Nellcor Puritan Bennett Incorporated and Hanger Orthopedic Group, Inc. In 1991, Dr. Glaser retired as a director of Hewlett-Packard Company after serving since 1971.

    Dean O. Morton, 65, retired in October 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he held various positions since 1960. Mr. Morton is a director of Raychem Corporation, The Clorox Company, Centigram Communications Corporation and Tencor Instruments. He is a trustee of the Metropolitan Series Funds, State Street Research Funds and State Street Research Portfolios, Inc.

    Denise M. O'Leary, 39, is a Special Limited Partner with Menlo Ventures, a venture capital investment company. Ms. O'Leary has been with Menlo Ventures since 1983 and she served as a General Partner with that company from 1987 to 1996.

    CLASS III DIRECTORS

    Dr. Ernest Mario, 58, is the Co-Chairman and Chief Executive Officer of ALZA. Prior to joining ALZA, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from May 1989 to March 1993, and as Deputy Chairman from January 1992 to March 1993. Prior to that time, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from 1988 to 1989 and as President and Chief Operating Officer of Glaxo, Inc., from 1986 to 1988. Prior to joining Glaxo, Dr. Mario had held various executive positions at Squibb Corporation and served as a director of that company. Dr. Mario is also a director of Advanced Technology Laboratories, Inc., Catalytica, Inc., COR Therapeutics, Inc. and Pharmaceutical Product Development, Inc.

    Isaac Stein, 50, has been President of Waverley Associates, Inc., a private investment firm, since 1983. Mr. Stein served as Chairman of the Board of Esprit de Corp from June 1990 to December 1992. Mr. Stein is also a trustee of the Benham Group of Mutual Funds and a director of Raychem Corporation and CV Therapeutics, Inc.

    Dr. Alejandro Zaffaroni, 74, the founder of ALZA, has been Chairman of the Board of ALZA since 1982 and Co-Chairman since 1987. He was ALZA's Chief Executive Officer from 1968 until 1987. He was President of ALZA from its inception in 1968 until 1982. He currently spends 50% of his time on the affairs of ALZA. From 1988 to March 1995, Dr. Zaffaroni was also the Chairman and Chief Executive Officer of Affymax N.V. He currently is a director of Affymetrix, Inc.

MEETINGS AND COMMITTEES OF THE BOARD

    There were six meetings of the full Board during fiscal 1996. The Board currently has three standing committees: the Compensation and Benefits Committee, the Finance and Audit Committee and the Nominating Committee. The current members of the Compensation and Benefits Committee are Dr. Glaser (Chairman), Mr. Morton and Mr. Stein. The Compensation and Benefits Committee, which met four times during fiscal 1996, approves all of ALZA's compensation plans, including the awarding of options under ALZA's stock plan and the compensation arrangements for ALZA's senior management. The Finance and Audit Committee, which met four times during fiscal 1996, consults with ALZA's independent auditors concerning their auditing plan, the results of their audit, the appropriateness of accounting principles used by ALZA and the adequacy of ALZA's general accounting controls. The current members of the Finance and Audit Committee are Mr. Morton (Chairman), Dr. Brody, Mr. Davis, Ms. O'Leary, Mr. Stein and Mr. Stern.

    In 1995, the Board appointed a Nominating Committee, the members of which are Mr. Stein (Chairman), Mr. Davis, Dr. Glaser and Mr. Morton. The Nominating Committee identifies and recommends qualified persons to serve as directors of the Company. The Nominating Committee met twice during fiscal 1996. ALZA's Bylaws provide that stockholders may nominate candidates for election as directors by delivery of written notice to ALZA's Secretary at least sixty days in advance of the stockholders' meeting or ten days after notice of the meeting is first given to stockholders, whichever is later. Any such notice must set forth the name and address of the nominating stockholder and the nominee, and such information concerning both such persons as would be required by the rules and regulations of the Securities and Exchange Commission ("SEC") to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must be accompanied by the written consent of the nominee to serve as a director, if elected.

    During 1996, each director attended at least 75% of the meetings of the full Board and the committees of the Board on which he or she served.

    Each director who is not an employee of ALZA receives an annual retainer fee of $20,000 plus $1,000 for each meeting day of the Board and $750 for each regular meeting of any standing committee, or other committee formed by the Board from time to time, on which the director serves, and $500 for each special meeting of any committee on which the director serves (except for chairmen of the committees, who receive $1,250 for each meeting day of their respective committees). In addition, each director who is not an employee of ALZA receives a fee of $350 for each teleconference meeting of the Board, or of any committee of the Board, if such meeting lasts more than one hour. ALZA's Secretary receives a fee for attending meetings of the Nominating Committee and the Compensation and Benefits Committee equal to the fee paid to the directors who serve on those committees. Mr. Stein (Chairman), Mr. Morton and Mr. Stern also each received payments (in addition to regular meeting fees) of $38,650, $18,950 and $18,950, respectively, in connection with service on a strategic review committee of the Board in 1996. ALZA's non-employee directors receive options to purchase Common Stock pursuant to the automatic grant provisions of ALZA's Amended and Restated Stock Plan.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Ernest Mario, ALZA's Chief Executive Officer, and each of ALZA's other four most highly compensated executive officers who were serving as executive officers as of December 31, 1996 (the "Named Executive Officers").

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                           ANNUAL COMPENSATION                 AWARDS
                                                ------------------------------------------  -------------
                                                                               OTHER         SECURITIES
                                                                               ANNUAL        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITIONS           YEAR     SALARY (1)  BONUS (1)(2)  COMPENSATION (3)   OPTIONS (4)   COMPENSATION (5)
-----------------------------------  ---------  ----------  ------------  ----------------  -------------  ----------------
Dr. Ernest Mario...................       1996  $  595,835   $  100,000      $   --              75,000       $  103,820
  Co-Chairman and Chief                   1995     570,840      100,000          --              75,000           62,825
  Executive Officer                       1994     541,667       --              68,316          75,000           31,864

Dr. Felix Theeuwes.................       1996     347,505       75,000          --              --              112,785
  President, Research and                 1995     331,680       70,000          --              60,000           96,487
  Development; Chief Scientist            1994     287,498       30,000          --              75,000           80,337

Dr. Samuel R. Saks.................       1996     311,668       75,000          --              --                6,949
  Senior Vice President,                  1995     291,674       70,000          --              45,000            6,360
  Medical Affairs                         1994     260,334       40,000          --              60,000            5,905

Bruce C. Cozadd....................       1996     247,509       75,000          --              --                6,585
  Senior Vice President and               1995     213,383       50,000          --              38,800            4,204
  Chief Financial Officer                 1994     175,000       30,000          --              20,000            3,212

Peter D. Staple (6)................       1996     247,507       75,000          23,120          --               10,918
  Senior Vice President and               1995     232,500       50,000          91,643          40,000            8,165
  General Counsel                         1994     184,461       25,000           5,000          60,000           --

------------------------

(1) Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under ALZA's Executive Deferral Plans and Tax Deferral Investment Plan.

(2) Bonuses consist of amounts paid under ALZA's PACE bonus program.

(3) Amount shown for Dr. Mario consists of relocation expenses incurred and paid in 1994. Amount shown for Mr. Staple in 1996 consists of $23,120 of mortgage differential paid in 1996. Amount shown for Mr. Staple in 1995 consists of $78,156 of relocation expenses reimbursed and $13,487 of mortgage differential paid in 1995. Amount shown for Mr. Staple in 1994 consists of amounts paid in connection with the commencement of his employment with ALZA.

(4) The options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of an employee's relationship with ALZA. Of the options granted to Dr. Mario, one option for 75,000 shares is fully exercisable on August 13, 1999, one option for 75,000 shares is fully exercisable on August 10, 1998 and the other option for 75,000 shares is fully exercisable on November 29, 1997. Of the options granted to Dr. Theeuwes, an option for 30,000 shares is fully exercisable on October 13, 1998, another option for 30,000 shares is fully exercisable on August 10, 1998, and the option for 75,000 shares is fully exercisable on June 6, 1997. Of the options granted to Dr. Saks, an option for 20,000 shares is fully exercisable on October 13, 1998, an option for 25,000 shares is fully exercisable on August 10, 1998, and the option for 60,000 shares is fully exercisable on June 6, 1997. Of the options granted to Mr. Cozadd, an option for 18,800 shares is fully exercisable in two annual installments of 8,800 and 10,000 shares, respectively, commencing on August 10, 1997, an option for 20,000 shares is fully exercisable on October 13, 1998, an option for 10,000 shares is currently fully exercisable, and another option for 10,000 shares is fully exercisable in three annual installments of 2,500, 2,500 and 5,000 shares, respectively, commencing on May 11, 1995. Of the options granted to Mr. Staple, an option for 30,000 shares is fully exercisable on October 13, 1998, an option for 10,000 shares is fully exercisable on August 10, 1998, and the option for 60,000 shares is fully exercisable in three equal annual installments commencing on February 9, 1995. All options were granted at fair market value on the date of grant. The option exercise price may be paid, subject to certain conditions, by delivery of already owned shares or with the proceeds from the sale of the option shares. The tax withholding obligations related to the exercise may be paid, subject to certain conditions, by delivery of already-owned shares or by offset of the shares issuable upon exercise of the option. In the event that certain change in control events were to occur, all such options would become immediately exercisable, except options granted in October 1995 (which become exercisable in October 1998). The options granted in October 1995 generally provide for acceleration of vesting only if the option holder's employment with the Company is terminated (other than for "cause") within two years after certain changes of control. Under the terms of ALZA's Amended and Restated Stock Plan, the Compensation and Benefits Committee retains discretion, subject to plan limits, to reprice options and to otherwise modify the terms (including the exercise price and vesting dates) of outstanding options.

(5) Amounts shown for the fiscal year ended December 31, 1996 consist of: (i) amounts contributed by ALZA to the employees' accounts under ALZA's Retirement Plan as follows: $16,402 for Dr. Theeuwes, $6,806 for Dr. Saks, $3,702 for Mr. Cozadd, and $8,338 for Mr. Staple; (ii) amounts representing interest in excess of 120% of the applicable federal long-term rate on amounts deferred at the election of the participants under ALZA's Executive Deferral Plans which totaled $103,820 for Dr. Mario, $95,382 for Dr. Theeuwes, $142 for Dr. Saks, $1,883 for Mr. Cozadd and $1,580 for Mr. Staple; and (iii) amounts contributed by ALZA to employees' accounts under ALZA's Tax Deferral Investment Plan as follows: $1,000 for each of Dr. Theeuwes, Mr. Cozadd and Mr. Staple.

(6) Mr. Staple joined ALZA in March 1994.

                               1996 OPTION GRANTS

    The following table sets forth information relating to options granted in 1996 to the Named Executive Officers. In addition, in accordance with the rules of the SEC, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% per year from the date the options were granted over the full option term.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF STOCK PRICE
                                             INDIVIDUAL GRANTS                     APPRECIATION FOR OPTION TERM (1)
                           ------------------------------------------------------  ---------------------------------
                            NUMBER OF     PERCENT OF
                           SECURITIES    TOTAL OPTIONS
                           UNDERLYING     GRANTED TO      EXERCISE
                             OPTIONS     EMPLOYEES IN     PRICE PER   EXPIRATION       0%          5%         10%
NAME                       GRANTED (2)    FISCAL YEAR     SHARE (3)      DATE       PER YEAR    PER YEAR   PER YEAR
-------------------------  -----------  ---------------  -----------  -----------  -----------  ---------  ---------
Dr. Ernest Mario.........      75,000           9.07%     $  25.125      8/13/06       --       $1,185,000 $3,003,000
Dr. Felix Theeuwes.......      --             --             --           --           --          --         --
Dr. Samuel R. Saks.......      --             --             --           --           --          --         --
Bruce C. Cozadd..........      --             --             --           --           --          --         --
Peter D. Staple..........      --             --             --           --           --          --         --

------------------------

(1) The amounts represent certain assumed rates of appreciation over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of ALZA Common Stock. There can be no assurance that any of the values reflected in this table will be achieved.

(2) For a description of the material terms of the options, see footnote 4 of the Summary Compensation Table.

(3) Options were granted at an exercise price equal to the fair market value of ALZA Common Stock, which is the average of the high and low price reported on the New York Stock Exchange on the date of grant.

       1996 AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth with respect to the Named Executive Officers certain information relating to options exercised during fiscal 1996.

                                                                   NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                        SHARES        VALUE     OPTIONS AT FISCAL YEAR-END      FISCAL YEAR-END (2)
                                       ACQUIRED     REALIZED    --------------------------  ---------------------------
NAME                                  ON EXERCISE      (1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------  -----------  -----------  -----------  -------------  ------------  -------------
Dr. Ernest Mario....................      31,000    $ 179,625      324,000        600,000   $  1,822,500   $ 2,746,875
Dr. Felix Theeuwes..................      --           --           91,000        135,000        140,625       148,125
Dr. Samuel R. Saks..................      --           --           40,000        110,000        112,500       108,125
Bruce C. Cozadd.....................      --           --           55,600         45,000        121,250        85,525
Peter D. Staple.....................      --           --           40,000         60,000         75,000       135,000

------------------------

(1) Market value of ALZA Common Stock based on the closing sales price as reported on the composite tape at the exercise date minus the exercise price.

(2) Market value of ALZA Common Stock at fiscal year-end based on the closing sales price as reported on the composite tape on December 31, 1996 ($25.875) minus the exercise price of "in-the-money" options. At March 3, 1997, the closing sales price of ALZA Common Stock was $28.50.

                          CERTAIN EXECUTIVE AGREEMENTS

    ALZA has entered into agreements (each, an "Executive Agreement") with its executive officers (other than Dr. Mario) pursuant to which certain severance payments would be made in the event of the executive's termination, other than for cause, following a "change in control" of ALZA (as defined in the Executive Agreement).

    If the executive's employment were terminated by ALZA during the two-year period following a change in control (the "Severance Period") without "cause" or by the executive for "good reason" (as defined in the Executive Agreement), the executive would be entitled to receive a lump sum cash severance payment equal to two times the sum of his salary and bonus paid or accrued in the 12 months immediately preceding his termination. (Such amount would be reduced, on a monthly basis, if the termination occurred more than one year after the change in control.) In addition to the severance payments, the executive would be entitled to a pro rata portion of all bonuses and awards relating to periods that have not been completed as of the termination date and a lump sum cash amount equal to the difference, if any, between the value of the benefits he would have received under the Company's retirement, pension or deferred compensation arrangements had he been fully vested under such arrangements, and the benefits he is otherwise entitled to receive under such arrangements at the time of termination. The executive would also receive medical and dental benefits for up to two years. All outstanding options would become fully exercisable (to the extent they have not previously become exercisable), and the executive would be entitled to a cash-out of all options.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires ALZA's directors and executive officers, and persons who own more than 10% of ALZA's Common Stock, to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish ALZA with copies of all
Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to ALZA or written representations that no Forms 5 were required, ALZA believes that from January 1, 1996 through December 31, 1996, its directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that one report covering one transaction was filed late by Mr. William Davis. The transaction involved the automatic grant of options to Mr. Davis under the automatic grant provisions of ALZA's Amended and Restated Stock Plan applicable to non-employee directors.

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee (the "Committee") of the Board of Directors is generally responsible for decisions concerning the compensation to be paid to ALZA's executive officers. The Committee consists of Dr. Glaser (Chairman), Mr. Morton and Mr. Stein, each of whom is a non-employee director of ALZA. In determining compensation policies, the Committee has access to compensation surveys for regional technology-based companies (which compete with ALZA in the recruitment of senior personnel) and national pharmaceutical industry compensation information. The Committee also consults with ALZA's Senior Director of Compensation and Benefits. Set forth below is the report of the Committee with respect to ALZA's compensation policies during 1996 as they affected the company's Chief Executive Officer and the company's other executive officers.

COMPENSATION POLICIES AFFECTING EXECUTIVE OFFICERS

    ALZA's compensation policies affecting its executive officers are designed to provide targeted total compensation levels that are competitive with those of regional technology-based companies and national pharmaceutical companies, in order to assist the company in attracting and retaining qualified executives. The Committee believes that ALZA's compensation structure has historically been at the low end of pharmaceutical companies with respect to salary and bonus payable to its executive officers generally, and to its Chief Executive Officer in particular. The S&P Drugs Index, the industry group included for comparison in "Performance Graphs" below, consists of large national pharmaceutical companies, which have been used as a reference in setting salaries of ALZA's executives.

    ALZA's compensation policies take into account ALZA's overall performance during the prior year, as well as the achievements and contributions to the company during the year by each individual executive officer and the operational areas of the company for which he is responsible. In addition, ALZA's compensation policies recognize the importance of stock ownership by, and stock option programs for, executives in order to promote identity of long-term interests between the executives and the stockholders of ALZA.

    In determining the compensation to be paid to ALZA's executive officers, the Committee employs compensation policies designed to align compensation with ALZA's overall business strategy, values and management initiatives. These policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value; (ii) support a performance-oriented environment that rewards achievement of internal company objectives; (iii) recognize company performance compared to performance levels of comparable companies; and (iv) attract and retain executives whose abilities are critical to the long-term success and competitiveness of ALZA. As a result, compensation consists of salary and bonus, which provide current incentives, and stock options, which provide longer term incentives.

    The key components of executive officer compensation at ALZA are (i) salary, which is based on factors such as the individual officer's level of responsibility for meeting the company's financial and strategic objectives and comparison to similar positions in the company and comparable companies; (ii) cash bonus awards, which are based on the performance of the executive, the performance of the operational groups reporting to the executive, and the performance of ALZA, measured in terms of attainment of ALZA's financial and strategic objectives; and (iii) stock option grants, which are intended to align the executive officer's interests in the company's long-term success with the interests of the company's stockholders, as measured by changes over time in the company's stock trading price.

    Stock options are an integral part of each executive officer's compensation. The Committee believes that the opportunity for stock appreciation, through exercise of stock options that vest over time, closely aligns the interests of the executive officers with ALZA's stockholders. The size of individual awards take into account the executive officer's salary, the number and vesting schedule of outstanding options held by the officer and past contributions to ALZA. No one factor is given special weight, but all are part of an overall assessment.

    The compensation to be paid to any particular executive has not been based on any particular mathematical formula. Rather, the Committee reviews objectives, accomplishments, performance (including that indicated in the company's peer evaluation process) and compensation as a whole for each executive (and all executives) and makes appropriate compensation determinations in the exercise of its business judgment.

RELATIONSHIP OF CORPORATE PERFORMANCE TO COMPENSATION PLANS

    Executive officer compensation at ALZA consists generally of the following elements: (i) base salary; (ii) cash bonuses based on a combination of overall company and individual performance during the year; and (iii) the grant of stock options. Both base compensation and cash bonus take into consideration the achievement by ALZA of the financial and strategic objectives described below established by the Board of Directors for the company at the beginning of the year, and the contribution of the individual (and the operating groups reporting to the individual) toward achieving those objectives. The grant of stock options takes into account the executive's respective number and vesting schedule of outstanding options, salary and contributions to the company. ALZA's executive officers are also entitled to participate in ALZA's Executive Deferral Plan, which permits them to defer a portion of their compensation on a pre-tax basis.

    ALZA's corporate performance measurements focus on both financial and strategic objectives. During 1996, ALZA substantially achieved the strategic objectives set by its Board of Directors, which related to the following general areas:

    - extending ALZA's technological leadership position in drug delivery;

    - increasing levels of ALZA's product development business with other pharmaceutical companies as compared with 1995;

    - increasing ALZA's direct commercialization activities;

    - obtaining increased royalties and fees as compared with 1995;

    - accelerating development of products with Therapeutic Discovery Corporation; and

    - increasing earnings per share over 1995.

OTHER COMPENSATION PLANS

    ALZA has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to an individual executive officer. During 1996, these plans included (i) an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase up to $25,000 of ALZA's Common Stock at a price equal to 85 percent of its fair market value; (ii) the contribution by ALZA for the benefit of each employee (including executive officers) to the ALZA Retirement Plan (a defined contribution plan) of an amount based on the employee's base salary and age; and (iii) matching contributions of up to $1,000 per employee under ALZA's Tax Deferral Investment Plan.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Dr. Ernest Mario, ALZA's Chief Executive Officer, received an increase of 4.4% in salary for 1996 over his 1995 salary, for a total annual salary of $595,835. He also was granted an option to purchase 75,000 shares of Common Stock, vesting after three years and expiring in 2006. The exercise price of the option is $25.125, the fair market value of the Common Stock on the date the option was granted. The Committee believes that Dr. Mario's salary is on the low end of salaries for chief executive officers of other technology-based companies of similar size and in the same geographic region as ALZA, as well as for chief executives of pharmaceutical companies on a nationwide basis. In 1996, Dr. Mario provided strong leadership to ALZA in its achievement of its strategic and financial objectives for the year and in progressing toward meeting ALZA's long-term objectives. However, Dr. Mario and the Committee agreed that, since the trading price of ALZA Common Stock did not increase during 1996 to the same extent as the increase in trading prices of shares of the companies in the S&P Drugs Index (see "Performance Graphs" below), his bonus for 1996 would be $100,000, the same as his bonus for 1995, and his base salary for 1997 would remain unchanged from his 1996 base salary.

POLICY ON DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

    Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board of Directors has approved a limit of 200,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under the Amended and Restated Stock Plan in any one-year period, and a limit of 750,000 as the maximum number of shares as to which options may be granted in connection with an offer of employment. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1 million deductibility limit. ALZA believes that all of its compensation paid to date meets the requirements for deductibility. In general, the Committee will consider the deductibility limits of Section 162(m) in determining executive compensation.

                      COMPENSATION AND BENEFITS COMMITTEE

                           Dr. Robert J. Glaser, Chairman
                                 Dean O. Morton
                                  Isaac Stein

                               PERFORMANCE GRAPHS

FIVE-YEAR TOTAL RETURN

    The rules of the SEC require that ALZA include in this Proxy Statement a line-graph presentation comparing cumulative stockholder returns on an indexed basis with the S&P 500 Index and either a nationally recognized industry standard index or an index of peer companies selected by ALZA for the five years ending December 31, 1996. ALZA has elected to use the S&P Drugs Index for purposes of the performance comparison which appears below. The past performance of ALZA's Common Stock is no indication of future performance.

    The graph has been prepared to give effect to the distribution to ALZA stockholders on June 11, 1993 of units (the "Units"), each Unit consisting of one share of Class A Common Stock of Therapeutic Discovery Corporation ("TDC") and one warrant to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time commencing on June 11, 1996 and expiring on December 31, 1999. Each holder of Common Stock of ALZA received one Unit for every ten shares of Common Stock held on May 28, 1993, the record date for the distribution. The graph below assumes that the one-tenth of one Unit received in respect of one share of ALZA Common Stock was sold on the distribution date (June 11, 1993) at the closing sales price of the Units on such date ($6.25 per full Unit) and the proceeds thereof immediately applied toward the purchase of 0.0239 shares of ALZA's Common Stock at a price based on the closing sales price of the Common Stock on such date ($26.125).

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                AMONG ALZA, THE S&P DRUGS INDEX AND THE S&P 500

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             ALZA          S&P DRUGS     S&P 500
1991                            $100.00        $100.00    $100.00
1992                             $95.67         $78.22    $104.46
1993                             $57.51         $69.24    $111.83
1994                             $36.64         $77.80    $110.11
1995                             $49.87        $130.02    $147.67
1996                             $52.67        $158.82    $177.60
S&P Drugs Index
Eli Lilly                         Merck
Pfizer                  Schering-Plough
Syntex (thru 6/8/94)
Upjohn (thru 11/2/95)
Pharmacia & Upjohn
(effective 11/3/95)

TEN-YEAR TOTAL RETURN

    The following graph compares the cumulative stockholder returns on ALZA's Common Stock with the cumulative total return of the S&P 500 Index and the S&P Drugs Index for the ten years ending December 31, 1996. ALZA has presented ten-year data to provide a longer term perspective which is consistent with the timeframe for ALZA's business of developing, manufacturing and commercializing pharmaceutical products. The graph below has been prepared in accordance with the same assumptions used for the five-year graph above. In addition, the ten-year graph below has been prepared to give effect to a subscription offering, completed in 1988, to ALZA stockholders. Each ALZA stockholder of record on November 18, 1988 received one right for each share of ALZA Common Stock held. The graph below assumes that one subscription right was sold on the first day of such offering (November 22, 1988) at the price of the rights on such date ($0.50), and the proceeds thereof immediately applied toward the purchase of 0.0423 shares of ALZA's Common Stock at a price based on the closing sales price of ALZA's Common Stock on such date ($11.81). The past performance of ALZA's Common Stock is no indication of future performance.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
                AMONG ALZA, THE S&P DRUGS INDEX AND THE S&P 500

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             ALZA          S&P DRUGS     S&P 500
1986                            $100.00        $100.00    $100.00
1987                            $144.30        $110.74    $102.03
1988                            $120.13        $128.90    $114.68
1989                            $235.57        $188.19    $145.93
1990                            $273.15        $209.53    $136.36
1991                            $527.52        $337.73    $172.23
1992                            $504.70        $264.16    $179.92
1993                            $303.36        $233.84    $192.61
1994                            $193.29        $262.75    $189.65
1995                            $263.09        $439.10    $254.34
1996                            $277.85        $536.38    $305.88
S&P Drugs Index
Eli Lilly                         Merck
Pfizer                  Schering-Plough
Syntex (thru 6/8/94)
Upjohn (thru 11/2/95)
Pharmacia & Upjohn
(effective 11/3/95)

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth beneficial ownership of ALZA's Common Stock as of March 1, 1997, except as otherwise noted, (i) by each person, entity or "group" of persons or entities known by ALZA to be beneficial owners of more than 5% of ALZA's Common Stock, (ii) by each director, including nominees, and each of the Named Executive Officers, and (iii) by all executive officers and directors as a group. Except as described below, each person has sole voting and dispositive power with respect to the Common Stock described in the table.

                                                                          AMOUNT AND NATURE
                                                                            OF BENEFICIAL      PERCENT OF
NAME                                                                       OWNERSHIP (1)(2)     CLASS (3)
------------------------------------------------------------------------  ------------------  -------------
J. P. Morgan & Co. Incorporated
  and its subsidiaries..................................................       11,023,333            13.0%
  60 Wall Street
  New York, NY (4)

Brinson Partners, Inc.
  and affiliated entities...............................................        6,439,329             7.6
  209 South LaSalle
  Chicago, IL (5)

American Express Company and
  American Express Financial Corporation................................        5,023,450             5.9
  American Express Tower
  200 Vesey Street
  New York, NY (6)

Dr. William R. Brody....................................................               --              --

Bruce C. Cozadd.........................................................           59,053              --

William G. Davis........................................................           48,000              --

Dr. Robert J. Glaser....................................................           20,884              --

Dr. Ernest Mario........................................................          384,355              --

Dean O. Morton..........................................................           20,000              --

Denise M. O'Leary.......................................................               --              --

Dr. Samuel R. Saks......................................................           40,000              --

Peter D. Staple.........................................................           61,246              --

Isaac Stein.............................................................           25,608              --

Julian N. Stern.........................................................          133,679              --

Dr. Felix Theeuwes......................................................          268,224              --

Dr. Alejandro Zaffaroni.................................................          946,100             1.1

All Executive Officers and Directors as a group (17 persons)............        2,275,818             2.7

------------------------

(1) Includes outstanding stock options, exercisable on or before April 30, 1997, to purchase the number of shares of ALZA Common Stock as follows: 56,800 for Mr. Cozadd; 46,000 for Mr. Davis; 10,000 for Dr. Glaser; 324,000 for Dr. Mario; 10,000 for Mr. Morton; 40,000 for Dr. Saks; 60,000 for Mr. Staple; 14,000 for Mr. Stein; 26,000 for Mr. Stern; 91,000 for Dr. Theeuwes; and 835,800 for all executive officers and directors as a group.

(2) Excludes shares covered by outstanding warrants, each to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time and expiring on December 31, 1999.

(3) Percentages are not shown if holdings total less than 1% of total outstanding shares.

(4) Information is as of December 31, 1996 as provided by the holder in Amendment No. 19 to its Schedule 13G filed with the SEC. As to such shares, the holder has provided the following information: sole voting power--6,567,005 shares; shared voting power--62,853 shares; sole dispositive power--10,811,980 shares; and shared dispositive power--116,853 shares.

(5) Information is as of February 12, 1997 as provided by the holders in Amendment No. 1 to their Schedule 13G filed with the SEC. The holders have shared voting and dispositive power with respect to all shares.

(6) Information is as of December 31, 1996 as provided by the holders in their
    Schedule 13G filed with the SEC. The holders have shared voting power with respect to 1,066,250 shares and shared dispositive power with respect to all shares.

                              CERTAIN TRANSACTIONS

    In September 1995, ALZA made a loan to Bruce C. Cozadd, its Senior Vice President and Chief Financial Officer, in the principal amount of $86,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.04% per annum and is payable in full in September 2000. On December 31, 1996, the outstanding principal and accrued interest on the loan totaled $92,839. Repayment of the loan is secured by a second deed of trust on Mr. Cozadd's residence.

    In July 1995, ALZA made a loan to Peter D. Staple, its Senior Vice President and General Counsel, in the principal amount of $88,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.28% and is payable in full in July 2000. On December 31, 1996, the outstanding principal on the loan totaled $88,000 and all accrued interest had been paid. Repayment of the loan is secured by a second deed of trust on Mr. Staple's residence.

    In connection with his employment with ALZA, ALZA agreed to provide Mr. James Butler, ALZA's Vice President, Sales and Marketing, with mortgage differential payments for five years. The payment for 1996 was $36,972.

    Mr. Stern is the sole employee of a professional corporation that is a member of the law firm of Heller Ehrman White & McAuliffe, which provides legal services to ALZA.

                            APPROVAL OF INCREASE IN
                   THE NUMBER OF SHARES RESERVED FOR ISSUANCE
                     UNDER THE ALZA CORPORATION AMENDED AND
                    RESTATED STOCK PLAN BY 3,000,000 SHARES

BACKGROUND

    Since its inception, ALZA has granted options to employees to purchase shares of its Common Stock. ALZA considers its option program to be an important tool to help ALZA attract, retain and motivate employees, directors and consultants. The program also generates cash for ALZA when options are exercised and, in the case of nonstatutory stock options ("NSOs") or disqualifying dispositions of incentive stock options ("ISOs"), tax deductions and possible tax credits. The Amended and Restated Stock Plan (the "Plan"), which provides for the grant of options and restricted stock, was first approved by the stockholders in May 1992 to replace all then-existing stock option plans. Since the inception of the Plan, a total of 6,000,000 shares have been authorized for issuance under the Plan. As of March 1, 1997, employees, directors and consultants held unexercised options (granted under the Plan and all predecessor stock option plans) covering 5,346,804 shares of Common Stock, with an exercise price per share ranging from $12.00 to $49.25. As of that date, a total of 1,047,738 shares remained available for the grant of options under the Plan.

PROPOSAL

    Subject to stockholder approval, the Board has approved an amendment to the Plan to increase the number of shares available for issuance under the plan by 3,000,000 shares of ALZA Common Stock. As of March 1, 1997, 1,047,738 shares remained available for the grant of options under the Plan. It is anticipated that, under current procedures of the Compensation and Benefits Committee, options covering these shares will be issued by the end of 1997. The purpose of the increase in the shares available for issuance under the Plan is to assure continuity of ALZA's option program to help ALZA attract, retain and motivate employees, directors and consultants. ALZA uses its stock option program as a critical tool in motivating and retaining employees by aligning their long term interests with those of the stockholders. Virtually all employees become eligible to receive option grants after one year of employment. Options generally are granted annually, each grant vesting three years after the date of grant.

DESCRIPTION OF THE PLAN

    The following is a general summary of the principal provisions of the Plan. Any stockholder who desires to review the text of the Plan may obtain a copy by writing to ALZA, attention Corporate and Investor Relations.

    Under the Plan, options and restricted stock may be granted to employees (including employees who are officers and directors) or consultants of ALZA and its subsidiaries, as recommended from time to time by ALZA's Chief Executive Officer or Chief Operating Officer and approved by the Board or a committee of the Board to which administration of the Plan has been delegated. The Board has delegated administration of the Plan to the Compensation and Benefits Committee. In addition, options are periodically granted to non-employee directors pursuant to the automatic grant provisions of the Plan described below. Employees may be granted either ISOs, NSOs or restricted stock. Non-employee directors and consultants may be granted only NSOs or restricted stock.

    A typical option would provide its holder with an opportunity to purchase a specified number of shares of Common Stock within a ten-year period at a price not less than the fair market value of the stock on the date the option was granted. In addition, NSOs could entitle the holder to purchase Common Stock at a price not less than 85% of the fair market value of the stock on the date of grant, but all NSOs granted to date have had a price of 100% of fair market value. (The market value of ALZA Common Stock based on the closing sales price as reported on the composite tape on March 3, 1997 was $28.50 per share.) No consideration is received by ALZA for the granting of options. Generally, options would not be exercisable at grant, but become exercisable either in one installment several years after the grant or in cumulative increments over time. In recent years, options granted to employees generally have vested in one installment three years after the date of grant. An optionee may pay the exercise price in cash, by check, by surrender of shares of ALZA Common Stock (but not more frequently than once every six months), by payment in accordance with a permitted cashless exercise program or by any other forms of consideration approved by the Compensation and Benefits Committee.

    Options normally are exercisable for three months after the optionee's employment or other service with ALZA terminates and for one year after the optionee's death or permanent and total disability (to the extent exercisable at the time of termination, death or disability), but in neither case beyond the term of the option. Options may be exercised only by the optionee during the optionee's lifetime and may be transferred only by will, by the laws of descent and distribution, or by a qualified domestic relations order, except as otherwise determined by the Compensation and Benefits Committee. After the adoption by the SEC of changes to the rules under Section 16 of the Securities Exchange Act of 1934, the Board passed a resolution permitting currently outstanding NSOs held by directors and executive officers, and NSOs granted in the future to directors and executive officers, to be transferred to family members and family trusts and partnerships, subject to certain restrictions. The Plan limits to $100,000 the value of option stock (measured at the time of the option grant) with respect to which ISOs granted to any one employee may vest in any calendar year. In addition, options covering not more than 200,000 shares (750,000 shares in connection with an offer of employment) may be granted to any one participant in any one year under the Plan.

    The Plan provides for the one-time grant of a NSO to purchase 20,000 shares of Common Stock, at fair market value, to each new non-employee director at the time of an offer of directorship (contingent upon the person becoming a director). Each such option vests in five equal annual installments beginning on the first anniversary of the date on which the director first attends a Board meeting following his or her election as a director. The Plan also provides for the additional grant of a NSO to purchase 10,000 shares of Common Stock, at fair market value, on each fifth anniversary of the date the director first attends a Board meeting during the director's tenure as a non-employee director, also vesting in five equal installments beginning one year after the date of such additional grant.

    The Plan also provides for awards of restricted stock. A restricted stock award is an award of shares of Common Stock which are subject to restrictions on transfer for a period specified by the Compensation and Benefits Committee, unless otherwise determined by the Compensation and Benefits Committee. The holder must pay at least par value ($.01 per share) for all restricted stock granted. In the event the holder of restricted stock issued under the Plan ceases to be employed by (or to act as a director of or consultant to) ALZA prior to the end of the restriction period, all shares still subject to restriction may be purchased by ALZA for the price paid by the holder. Before the restriction period expires, unless otherwise determined by the Compensation and Benefits Committee, cash dividends (if any) with respect to shares of restricted stock will be automatically reinvested in additional stock, and dividends payable in stock will be paid in the form of restricted stock. No restricted stock has been issued under the Plan.

    The Plan has a ten year term. The Board may terminate or amend the Plan at any time, except that the Plan requires stockholder approval of any increase in the number of shares as to which options or restricted stock may be granted. If not terminated earlier, the Plan would terminate on May 3, 2002. The Plan requires adjustments to options (including adjustments in the number and type of securities covered by options and the exercise price) and in restricted stock awards in the event of a stock split, stock dividend, recapitalization or similar event. The Plan also provides for the automatic acceleration of the vesting of outstanding options (and the lapse of restrictions in the case of restricted stock) if ALZA undergoes certain fundamental changes in its corporate structure. However, options granted to certain employees, including executive officers, in October 1995 provide that they will not automatically vest in the event of a change in control.

    The benefits or amounts that will be received by or allocated to the Named Executive Officers, all current executive officers and all other employees under the Plan will not change as a result of the proposed amendments, except that additional shares will be available for issuance under the Plan. Such benefits or amounts are not determinable because all awards are made in the discretion of the Compensation and Benefits Committee. The benefits or amounts that will be received by or allocated to ALZA's non-employee directors under the Plan will not change as a result of the proposed amendments and remain fixed and non-discretionary as set forth above.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

    The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options under the Plan. It does not describe state or other tax consequences of the issuance and exercise of options or the tax consequences of a grant of restricted stock.

    The grant of an ISO has no federal income tax effect on the optionee. Upon exercise, the optionee does not recognize income for "regular" tax purposes; however, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the "option spread") is includable in the optionee's "Alternative Minimum Taxable Income" for purposes of the Alternative Minimum Tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a "disqualifying disposition"), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain, and long-term capital gain if the shares have been held more than one year after the date of exercise of the option. ALZA is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

    The grant of a NSO has no federal income tax effect on the optionee. Upon the exercise of a NSO, the optionee has taxable ordinary income (and ALZA is entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a NSO, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held.

    In the case of both ISOs and NSOs, special federal income tax rules apply if ALZA Common Stock is used to pay all or part of the option price. Special rules may also apply when a transferable option is transferred.

BOARD RECOMMENDATION AND VOTE REQUIRED

    The Board believes that approval of the proposal to amend the Plan will allow ALZA to continue to provide incentives to attract, retain and motivate personnel through the grant of stock options. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE PLAN. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal.

                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board recommends that the stockholders ratify the appointment of Ernst & Young LLP as independent auditors to audit the financial statements of ALZA for the year ending December 31, 1997. Ernst & Young LLP (and its predecessor company) has acted as ALZA's auditor since ALZA's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A favorable vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP.

                         ANNUAL REPORT TO STOCKHOLDERS

    ALZA's Annual Report to Stockholders for the year ended December 31, 1996, containing the audited consolidated balance sheets as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

    ALZA will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the SEC and the procedures set forth in ALZA's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in the spring of 1998, that proposal must be received in writing by the Secretary of ALZA no later than November 27, 1997.

                                 OTHER MATTERS

    The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN
                                          SECRETARY

Palo Alto, California
March 27, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

2350-PS-97

                                AMENDMENT NO. 1
                                     TO THE
                                ALZA CORPORATION
                        AMENDED AND RESTATED STOCK PLAN

    This Amendment No. 1 to the ALZA Corporation Amended and Restated Stock Plan (the "Plan") hereby amends the Plan as follows:

    1. The first sentence of Section 3(a) is hereby deleted in its entirety and replaced with the following:

        (a) NUMBER AND SOURCE OF SHARES. Subject to the provisions of Section 9, the total number of shares of stock reserved for grants under this Plan is 9,000,000 shares of Common Stock, $0.01 par value, of the Company (the "Stock").

    2. Section 6(c)(v) is hereby deleted in its entirety and replaced with the following:

        (v) NONASSIGNABILITY OF OPTION RIGHTS. Except as otherwise determined by the Administrator, no option shall be transferable other than by will or by the laws of descent and distribution or a qualified domestic relations order and, otherwise during the lifetime of an optionee, only the optionee may exercise an option.

    3. All other provisions of the Plan shall remain in full force and effect, without modification.

    To record the adoption of this Amendment No. 1 to the Plan by the Board of Directors on February 12, 1997 and the approval of the increase by 3,000,000 in the number of shares reserved for issuance under the Plan by the stockholders on
May   , 1997, the Company has caused this instrument to be executed by a duly
authorized officer as of the   day of May, 1997.

                                ALZA Corporation

                                By:
                                     ------------------------------------------
                                                    Ernest Mario
                                               CHIEF EXECUTIVE OFFICER

                                ALZA CORPORATION
                        AMENDED AND RESTATED STOCK PLAN

    1. PURPOSE. The purpose of this ALZA Corporation Amended and Restated Stock Plan (the "Plan") is to attract, retain and motivate key employees (including employees who are also directors), directors and consultants of ALZA Corporation (the "Company") and its subsidiaries by giving them the opportunity to acquire stock ownership in the Company. Grants under this Plan may consist of incentive stock options, intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), or nonstatutory stock options (in either case, where unspecified, "options"). This Plan also provides for the award of restricted stock.

    2. EFFECTIVE DATE AND TERM OF PLAN. The effective date of this Plan is May 4, 1992, the date of the approval of the 1992 Stock Option Plan by the Company's stockholders. This Plan shall terminate automatically ten (10) years after its effective date unless terminated earlier by the Board of Directors (the "Board") under Section 13 hereof. No grant of options or restricted stock shall be made after termination of this Plan, but all grants made prior to termination shall remain in effect in accordance with their terms.

    3.  SHARES SUBJECT TO THE PLAN.

    (a) NUMBER AND SOURCE OF SHARES. Subject to the provisions of Section 9, the total number of shares of stock reserved for grants under this Plan is 6,000,000 shares of Common Stock, $. 01 par value, of the Company (the "Stock"). If any option terminates or expires without being exercised in full, or if any shares of Stock issued as restricted stock are forfeited prior to conferring on their holder benefits of ownership other than voting rights or accumulated dividends that are not realized, the shares issuable under such option or so forfeited shall become available again for grant under this Plan. The shares to be issued hereunder may consist of authorized and unissued shares or treasury shares.

    (b) INDIVIDUAL LIMITATION. The Company may not grant options covering in the aggregate more than 200,000 shares of Stock (subject to adjustments and substitutions as required under Section 9 below) to any one participant in any one-year period, except that, at the time of an offer of employment, the Company may grant options covering in the aggregate up to 750,000 shares of Stock (subject to adjustments and substitutions as required under Section 9 below).

    4. ADMINISTRATION OF THE PLAN. This Plan shall be administered by the Board or by a committee that meets the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 as in effect from time to time (in either case, the "Administrator"). The Administrator may delegate nondiscretionary administrative duties to such employees of the Company or a subsidiary as it deems proper. The Administrator may also make rules and regulations which it deems useful to administer this Plan. Any decision or action of the Administrator in connection with this Plan or any options or restricted stock granted or shares of Stock purchased under this Plan shall be final and binding. No member of the Board shall be liable for any decision, action or omission respecting this Plan, or any options or restricted stock granted or shares of Stock issued under this Plan.

    5.  ELIGIBILITY.

    (a) Incentive stock options may be granted under this Plan only to employees of the Company or a subsidiary, including employees who may also be officers or directors of the Company or any subsidiary of the Company. Nonstatutory options and restricted stock may be granted to employees (including employees who are also directors), directors, consultants and potential employees (in contemplation of and subject to employment) of the Company or any subsidiary of the Company; provided, however, that grants to directors who are not also employees of the Company may be made only in accordance with Section 5(b) below. Participants in this Plan shall be recommended for grants hereunder by the Chief Executive Officer or Chief Operating Officer of the Company and approved by the Administrator. Determination by the Administrator as to eligibility shall be conclusive.

    (b) Notwithstanding any other provision of this Plan, directors who are not also employees of the Company may receive grants under this Plan only in accordance with this Section 5(b). Automatically and in connection with the offer of directorship to a person who is not an employee of the Company, and subject to that person becoming a director of the Company within the time period set forth in the offer, the person shall be granted a nonstatutory option to purchase 20,000 shares of Stock at the fair market value of the Stock on the date of the offer. Such option shall vest in five equal annual increments of 4,000 shares for each increment, beginning on the first anniversary of the date on which the person first attends a meeting of the Board following his or her election as a director (the "Service Date"), and shall be exercisable until the date that is ten (10) years after the date of grant. Assuming that the director is a non-employee director on the fifth anniversary of his or her Service Date, such director automatically shall be granted on such fifth anniversary of his or her Service Date a further nonstatutory option to purchase 10,000 shares of Stock at the fair market value of the Stock on the date of the grant. Such additional option shall vest in five equal annual increments of 2,000 shares each, beginning one year after the date of grant, and shall be exercisable until the date that is ten (10) years after the date of grant. Thereafter, on each subsequent fifth anniversary of his or her Service Date, assuming the director is then a non-employee director, a further option to purchase an additional 10,000 shares of Stock automatically shall be granted to such director on the same basis as set forth in the preceding sentence. The Service Date for a director who is also an employee of the Company but who terminates employment with the Company while remaining a director shall, for purposes of this Section 5(b), be deemed to be the date on which such director first attends a meeting of the Board following the termination of his or her employment with the Company. If such director has not been granted options to purchase Stock within five years prior to his or her Service Date, he or she automatically shall be granted a nonstatutory option to purchase 20,000 shares of Stock on the same basis as set forth above for a grant to a person becoming a director of the Company; and, thereafter, on each subsequent fifth anniversary of his or her Service Date, assuming the director is then a non-employee director, a further option to purchase an additional 10,000 shares of Stock automatically shall be granted to such director on the same basis as set forth above for further options. However, if such director has been granted options to purchase Stock within five years prior to his or her Service Date, he or she shall automatically be granted a nonstatutory option to purchase 10,000 shares of Stock on the same basis as set forth above for further options on the fifth anniversary of the date of the last grant of options by the Company to such person prior to the termination of his or her employment with the Company (the "Initial Grant Date"); and, thereafter, on each subsequent fifth anniversary of his or her Initial Grant Date, assuming the director is then a non-employee director, a further option to purchase an additional 10,000 shares of Stock automatically shall be granted to such director on the same basis as set forth above for further options.

    6.  OPTIONS.

    (a) GRANT. The Administrator may, in its discretion, grant options under this Plan at any time and from time to time before the expiration of this Plan. The Administrator shall specify the date of grant or, if it fails to, the date of grant shall be the date of the action taken by the Administrator to grant the option (in either case, the "Grant Date"). If an incentive stock option is approved in anticipation of employment, the Grant Date shall in any event not be prior to the date the intended optionee is first treated as an employee of the Company or any subsidiary for payroll purposes.

    (b) OPTION AGREEMENTS. As soon as practicable after the Grant Date, the Company will provide the optionee a written stock option agreement (the "Option Agreement"), which designates the option as an incentive stock option or nonstatutory option and which identifies the Grant Date, the number of shares of Stock covered by the option, the option price and the terms and conditions for exercise of the option.

    (c) TERMS AND CONDITIONS OF OPTIONS. Options granted under this Plan shall be subject to the following additional terms and conditions and such other terms and conditions not inconsistent with this Plan as the Administrator may impose:

        (i) EXERCISE OF OPTION. In order to exercise all or any portion of an incentive stock option granted under this Plan (or any other option which, by its terms, so requires), an optionee must remain in the employ of the Company or a subsidiary of the Company until the date on which the option (or portion thereof) becomes exercisable (the "Vesting Date"). An option shall be partially exercisable on or after each Vesting Date with respect to the percentage of total shares of Stock covered by the option set out in the Option Agreement.

    If an option (or portion thereof) is not exercised on the earliest Vesting Date on which it becomes exercisable, it may be exercised thereafter at any time prior to its expiration date; provided, however, that in no event may an incentive stock option granted under this Plan be exercised more than ten (10) years from the Grant Date. If the Company grants an incentive stock option to an optionee who owns, on the Grant Date, directly or by attribution, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the company or any subsidiary, the option shall not be exercisable more than five (5) years after the Grant Date.

    Notwithstanding any other provision of this Plan, to the extent required by
Section 422(d) of the Code, the aggregate value of all shares first becoming exercisable by an optionee during any year, under all incentive stock options granted to such optionee covering stock of the Company (or any company which, at the time of grant, was a parent or subsidiary of the Company), shall not exceed $100,000 or such other amount as may be in effect from time to time. If by their terms such incentive stock options, when taken together, would first become exercisable at a faster rate then, except as otherwise specifically provided by the Administrator in its discretion, the portion thereof which exceeds such amount shall be nonstatutory options. For this purpose, value shall be the fair market value of the option stock when the options were granted and options shall be taken into account in the order in which they were granted. In no event may the operation of this Section 6(c)(i) cause an option to vest before its terms or, having vested, cease to be vested.

    Nonstatutory options granted to employees under this Plan shall be exercisable until ten (10) years after the Grant Date, unless the Administrator shall determine otherwise.

        (ii) OPTION PRICE. The option price of incentive stock options shall be at least one-hundred percent (100%) of the fair market value of the shares covered by the option on the Grant Date, as determined in good faith by the Administrator and, in the case of nonstatutory options, shall be at least one-hundred percent (100%) of the fair market value of the shares covered by the option on the Grant Date unless the Administrator specifically determines otherwise, in which event the option price of such nonstatutory options shall not be less than eighty-five percent (85%) of the fair market value of the shares covered thereby on the Grant Date, determined in the same manner. If the Company grants an incentive stock option to an optionee owning on the Grant Date, directly or by attribution, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary, the option price shall be at least one-hundred ten percent (110%) of the fair market value of the shares covered by the option on the Grant Date determined in the same manner.

        (iii) METHOD OF EXERCISE. To the extent the right to purchase shares has accrued, an option (or portion thereof) may be exercised from time to time in accordance with its terms by written notice from the optionee to the Company stating the number of shares with respect to which the option is being exercised and accompanied by payment in full of the exercise price of the shares. Payment may be made in cash, by check, or by delivery of shares of Stock (duly endorsed in favor of the Company or accompanied by a duly endorsed stock power), by a combination of the above, or any other form of consideration approved by the Administrator (including payment in accordance with a cashless exercise program as permitted under Regulation T promulgated by the Federal Reserve Board, as amended from time to time). Any shares delivered to the Company as payment upon exercise of an option shall be valued at their fair market value as of the date of exercise of the option determined in good faith by the Administrator. Options may not be exercised by any optionee by the delivery of shares of stock more frequently than once every six months.

        (iv) RESTRICTIONS ON OPTION SHARES. At the time it grants options under this Plan, the Company may retain for itself (or others) rights to purchase the shares acquired under the option or impose other restrictions on the shares. The terms and conditions of any such rights or other restrictions shall be set forth in the Option Agreement evidencing the option.

        (v) NONASSIGNABILITY OF OPTION RIGHTS. No option shall be transferable other than by will or by the laws of descent and distribution or a qualified domestic relations order and, otherwise during the lifetime of an optionee, only the optionee may exercise an option.

        (vi) EXERCISE AFTER TERMINATION OF SERVICE OR DEATH. If for any reason other than permanent and total disability or death, an optionee ceases to be employed by, or a consultant or director to (if such relationship forms the sole basis for the grant), the Company or a subsidiary, options held at the date of such termination (to the extent then exercisable) may be exercised at any time within three months after the date of such termination (but in no event after the expiration date of the option as set forth in the Option Agreement). If an optionee becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) or dies while employed by, or a consultant or director to, the Company or a subsidiary, (or, if the optionee dies within the period that the option remains exercisable after termination of employment, consultancy or directorship), options then held (to the extent then exercisable) may be exercised by the optionee, the optionee's personal representative, or by the person to whom the option is transferred by will or the laws of descent and distribution, at any time within one year after the disability or death or any lesser period specified in the Option Agreement (but in no event after the expiration date of the option as set forth in the Option Agreement).

    7.  RESTRICTED STOCK.

    (a) GRANT. The Administrator may grant restricted stock under this Plan at any time and from time to time before the expiration of this Plan.

    (b) RESTRICTED STOCK AGREEMENT. As soon as practicable after the grant of restricted stock, which in no event shall be later than thirty (30) days after the grant date of the restricted stock, the Company will provide the participant with a written restricted stock agreement setting forth the terms and conditions of the grant (the "Restricted Stock Agreement").

    (c) PRICE. Participants awarded restricted stock, within fifteen (15) days of receipt of the Restricted Stock Agreement, shall pay to the Company an amount equal to the par value of the Stock subject to the grant. If such payment is not made and received by the Company by such date, the grant of restricted stock shall lapse.

    (d) RESTRICTIONS. Subject to the provisions of the Plan and the Restricted Stock Agreement, during a period set by the Administrator, commencing with, and not exceeding ten (10) years from, the grant date of the restricted stock (the "Restriction Period"), the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock. Within these limits, the Administrator may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors or criteria as the Administrator may determine.

    (e) DIVIDENDS. Unless otherwise determined by the Administrator, cash dividends with respect to shares of restricted stock shall be automatically reinvested in additional restricted stock, and dividends payable in Stock shall be paid in the form of restricted stock.

    (f) TERMINATION. Except to the extent otherwise provided in the Restricted Stock Agreement and pursuant to Section 7(d), upon termination of a participant's employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

    8.  PAYMENT OF TAXES.

    (a) The exercise of an option (regardless of the form of payment for exercise of the option) or the transfer or other disposition of restricted stock shall be conditioned upon payment in cash, or provision satisfactory to the Administrator for payment to the Company, of any federal and state withholding taxes which, in the Administrator's judgement, are payable in connection therewith.

    (b) If and to the extent consented to by the Administrator in its sole discretion at any time after an election pursuant to this Section 8(b) is made, a participant may elect in writing to have Stock to be obtained upon exercise of an option or lapse of restrictions applicable to restricted stock withheld by the Company on behalf of the optionee to pay the amount of tax required by law (as determined by the Company) to be withheld. Any such election by a participant subject (in the view of the Company) to the "short swing" profit rules of the Securities and Exchange Commission shall be subject to the following limitations: (i) such election must be made at least six months before the date that the amount of tax to be withheld in connection with such exercise or lapse of restrictions is determined (the "Tax Date") and shall be irrevocable; or (ii) such election (A) must be made in (or made earlier to take effect in) any ten-day period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of earnings and (B) the option or restricted stock must be held at least six months prior to the Tax Date. Any shares or other securities so withheld will be valued by the Company as of the Tax Date. The right to so withhold shares shall relate separately to each option or any increment thereof.

    (c) If and to the extent consented to by the Administrator in the manner described in Section 8(b), an optionee may elect at any time to deliver previously owned shares of Stock to satisfy the tax obligations in connection with such options or restricted stock.

    9. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. The existence of outstanding options shall not affect the Company's right to effect adjustments, recapitalization, reorganizations, or other changes in its or any other corporation's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock, the dissolution or liquidation of the Company's, or any other corporation's, assets or business, or any other corporate act whether similar to the events described above or otherwise. Subject to Section 10, if the number of outstanding shares of Stock is increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, combination of shares, stock dividend or other event, the number and kind of securities with respect to which options or restricted stock may be granted under this Plan, the individual limitations under Section 3(b) above, the number and kind of securities as to which outstanding options may be exercised, the option price at which outstanding options may be exercised hereunder shall be proportionately adjusted.

    10. DISSOLUTION, LIQUIDATION, MERGER. In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but in which more than fifty percent (50%) of the shares of its Stock outstanding before the merger are held, after the merger, by holders different from those immediately prior to the merger, or a sale of more than eighty percent (80%) of the assets of the Company, (a) the time at which each outstanding option may be exercised (subject, in the case of incentive stock options, to the limitations on exercisability set forth in Section 6(c)(i) of this Plan) shall be accelerated at a time such that the optionee (upon exercise of the option) would be eligible to receive the consideration payable to holders of Stock in connection with such liquidation, dissolution, merger, consolidation, reverse merger or sale, and (b) the restrictions applicable to any restricted stock shall lapse.

    11. RIGHTS AS STOCKHOLDER. Unless the Plan or the Administrator expressly specify otherwise, a participant shall have no rights as a stockholder with respect to any shares of Stock covered by a grant hereunder until the date of issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of a certificate representing the shares of Stock. Subject to Sections 9 and 10, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the certificate is issued.

    12. DISQUALIFYING DISPOSITIONS. If shares of Stock acquired upon exercise of an incentive stock option are disposed of in a "disqualifying disposition" (within the meaning of Section 422 of the Code), the holder of the shares shall notify the Company in writing, within five days after the disposition, of the date and the terms of such disposition. In the event of any such disposition, the holder will comply with any other requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled.

    13.  TERMINATION OR AMENDMENT.

    (a) The Board may amend, alter or discontinue this Plan, but no amendment, alteration or discontinuance shall be made which would impair the rights of a participant under an outstanding grant without the participant's consent. In addition, the Board may not amend or alter the Plan without the approval of stockholders of the Company entitled to vote at a duly held stockholders' meeting or by an action by written consent and, if at a meeting, a quorum of the voting power of the Company is represented in person or by proxy, where such amendment or alteration would, except as expressly provided in the Plan, increase the total number of shares reserved for issuance pursuant to grants under the Plan or in such other circumstances as the Board deems appropriate to comply with Rule 16b-3 or with Section 422 of the Code or otherwise.

    (b) Notwithstanding Section 13(a), except as may be necessary to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder, the Plan shall not be amended more than once every six months if any such amendment would have the effect of amending in any way the provisions set forth in Section 5(b) of the Plan relating to automatic stock option grants to directors.

    14. PARENT AND SUBSIDIARY. As used in this Plan, "parent" and "subsidiary" mean any corporation in an unbroken chain of corporations which includes the Company if, at the relevant time, each of the corporations other than the last corporation in the chain owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock of one of the other corporations in the chain.

    15. GOVERNING LAW. This Plan and the rights of all persons under this Plan shall be construed in accordance with and under applicable provisions of the Code and the laws of the State of California.

                               * * * * * * * * *

    The Board adopted the ALZA Corporation 1992 Stock Option Plan on January 30, 1992 and the stockholders approved it on May 4, 1992. The Board amended the ALZA Corporation 1992 Stock Option Plan on February 16, 1995, renaming it the ALZA Corporation Amended and Restated Stock Plan and the stockholders approved the amendments on May 11, 1995.

PROXY


                            ALZA CORPORATION

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoint(s) ERNEST MARIO, PETER D. STAPLE and BRUCE C. COZADD, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of ALZA CORPORATION to be held on May 8, 1997 and at any adjournments and postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                                                             ----------------
                                                                SEE REVERSE
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
                                                             ----------------

     PLEASE MARK
/X/  VOTES AS IN
     THIS EXAMPLE


-------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS OF ALZA CORPORATION UNANIMOUSLY RECOMMENDS A VOTE
                       "FOR" PROPOSALS 1, 2 AND 3:
-------------------------------------------------------------------------------

1.  To Elect as Class 1 Directors:

NOMINEES:  Dr. William R. Brody, William G. Davis, and Julian N. Stern

              FOR                  WITHHELD
            /     /                 /    /

                                                         MARK HERE
/   /  _______________________________________          FOR ADDRESS    /   /
       For all nominees except as noted above            CHANGE AND
                                                        NOTE BELOW

2. To amend ALZA's Amended and Restated Stock Plan to increase by 3,000,000 shares the number of shares of Common Stock reserved for issuance under the Plan.

              FOR               AGAINST               ABSTAIN
            /     /             /    /                 /    /


3. To ratify the appointment of Ernst & Young LLP as ALZA's independent public auditors for fiscal 1997.

              FOR               AGAINST               ABSTAIN
            /     /             /    /                 /    /


---------------------------------------------------------------------------


       Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual stockholder.



Signature:______________ Date:______  Signature:_____________ Date:_______